                                                                     EXHIBIT 2.3

                             CERTIFICATE OF MERGER

                                    MERGING

                               ISN MERGER SUB LLC

                                      INTO

                         INTERNET SHOPPING NETWORK LLC

FIRST: The name and state of each of the constituent entities in the merger are as follows:

NAME                               STATE OF DOMICILE
----                               -----------------
ISN MERGER SUB LLC                 Delaware
INTERNET SHOPPING NETWORK LLC      Delaware

SECOND: An Agreement and Plan of Merger has been approved and executed by each of the limited liability companies in accordance with Section 18-209 of the Delaware Limited Liability Company Act.

THIRD:The name of the surviving Delaware limited liability company is:

                         INTERNET SHOPPING NETWORK LLC

FOURTH: The merger shall be effective upon the filing of this Certificate of Merger in the Office of the Secretary of State of the State of Delaware:

FIFTH: The executed Agreement and Plan of Merger is on file at a place of business of the surviving Limited Liability Company and the address is:

SIXTH: A copy of the Agreement will be provided by the surviving Limited Liability Company, on request and without cost, to any member or other person holding an interest in any other limited liability company which is to merge.

    IN WITNESS WHEREOF, INTERNET SHOPPING NETWORK LLC has caused this
Certificate to be duly executed in its name this [    ] day of [        ], 2000.

                                          INTERNET SHOPPING NETWORK LLC

                                          By:
                                             -----------------------------------

                                              Name:

                                              Title:

                                       1